Exhibit 107

CALCULATION OF REGISTRATION FEE

FORM S-8

MASCO CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock (par value $1.00 per share)	7,450,000	$70.41	524,554,500	$77,424.24

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminate number of additional shares of Company common stock as may be issuable in the event of stock splits, stock dividends or similar transactions.

(2) Computed solely for the purpose of determining the registration fee pursuant to Rule 457(h) and based on the average of the high and low prices of the Company’s common stock on the New York Stock Exchange on May 3, 2024.